Exhibit 99.1

Antero Resources Announces Completion of $1 Billion Delevering Program

Denver, Colorado, September 21, 2017—Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Company”) announced today that it has monetized over $1 billion of non-exploration and production (“E&P”) assets including the previously announced sale of 10 million common units representing limited partner interests in Antero Midstream Partners LP (NYSE:AM) (“Antero Midstream”) and the restructuring of a portion of its commodity hedge portfolio.

Highlights:

•                  Sold $311 million of Antero Midstream common units

•                  Monetized approximately $750 million of its natural gas hedge portfolio

•                  Second half 2017 natural gas hedge prices and volumes remain unchanged at 1,860 BBtu/d at $3.64/MMBtu

•                  Restructured the hedge swap prices with no change to hedge volumes

•                  Antero’s restructured portfolio has 80% of targeted gas production hedged through 2020 at $3.43/MMBtu

•                  Swap prices have been reset at $3.50/MMBtu for 2018 and 2019, $3.25/MMBtu for 2020 and $3.00/MMBtu in 2021 and 2022

•                  The pro forma value of the hedge portfolio after restructuring is $1.3 billion as of June 30, 2017 strip pricing

•                  Intends to utilize a portion of net operating losses carried forward to eliminate cash taxes on the realized gains

•                  Reduced pro forma standalone E&P net debt to last twelve months adjusted EBITDAX from 3.2x to 2.4x as of June 30, 2017

During the third quarter of 2017, Antero Resources monetized over $1 billion of non-E&P assets through a combination of the previously announced sale of Antero Midstream common units and the restructuring of its hedge portfolio.  Proceeds from the monetization program were used to repay credit facility borrowings.  Proceeds from the monetization program are not expected to result in cash taxes payable due to the utilization of a portion of Antero’s $1.5 billion of net operating losses carried forward.  Pro forma for the $311 million of net proceeds from the Antero Midstream secondary offering and approximate $750 million hedge portfolio restructuring proceeds, Antero Resources’ standalone E&P net debt to last twelve months adjusted EBITDAX ratio and its consolidated net debt to last twelve months adjusted EBITDAX ratio were 2.4x and 2.7x, respectively, as of June 30, 2017.  Additionally, on a pro forma basis as of June 30, 2017, the Company had no borrowings under its $4.0 billion revolving credit facility and $154 million of cash, resulting in over $3.4 billion of liquidity, net of letters of credit outstanding.

Glen Warren, President and CFO, commented, “Antero has monetized a portion of its non-E&P assets in a tax-efficient manner with no dilution to shareholders, in order to maintain a healthy and flexible balance sheet. The resulting leverage is in the mid 2-times range.  Further, the monetizations highlight the value of Antero’s 53% ownership position in Antero Midstream and its industry leading hedge position. Importantly, we have maintained the volume of natural gas hedged through 2022 at prices 16% above current NYMEX strip prices. The implied hedge restructuring cost was in line with Antero’s credit facility borrowing costs, resulting in the ability to efficiently bring forward approximately $750 million in hedge value. This delevering further supports Antero’s ability to maintain its peer-leading annual production growth target of 20% to 22% through 2020 with no increase to the previously disclosed capital spending outlook.”

As a result of the completed delevering program, Antero expects its 2017 standalone E&P net debt to last twelve months EBITDAX ratio to remain in the mid 2-times area, reduced from the previous outlook of low-to-mid 3-times area.  In addition, for the 2018 through 2020 period, the Company expects its standalone E&P net debt to last twelve months EBITDAX ratio to further decline to the low-to-mid 2-times range from the previous outlook of the mid 2-times range.  During this period, Antero Resources expects to fund drilling and completion capital through stand-alone E&P cash flow from operations assuming current strip pricing.(1)

(1)         Includes distributions from limited partner interests in Antero Midstream and expected contingent payments to be received from Antero Midstream related to the divestiture of its fresh water delivery business.

Antero Resources’ Sale of Antero Midstream Common Units

On September 6, 2017, Antero Resources announced the pricing of an underwritten public offering of 10 million common units (the “Offering”) representing limited partner interests in Antero Midstream held by Antero Resources at a price of $31.45 per common unit for aggregate net proceeds to Antero Resources of approximately $311 million after underwriting fees but before estimated offering expenses.  After giving effect to the Offering and assuming no exercise of the underwriters’ option to purchase 1.5 million additional common units, Antero Resources owns approximately 99 million common units, or 53% of Antero Midstream’s outstanding common units.

Antero Resources Hedge Portfolio Monetization

During the third quarter of 2017, Antero Resources restructured a portion of its natural gas hedge portfolio for the years 2018 through 2022 to monetize approximately $750 million of the portfolio’s $2.0 billion mark-to-market value as of June 30, 2017.  The Company has reduced the average fixed index price on its 2018 natural gas hedges to $3.50 per MMBtu while maintaining the total volume hedged in 2018, resulting in approximately 100% of the Company’s targeted 2018 natural gas production hedged at price approximately 13% above current NYMEX strip pricing.  Additionally, Antero has reduced the average fixed index price on its 2019 natural gas hedges to $3.50 per MMBtu and average fixed index price on its 2020 natural gas hedges to $3.25 per MMBtu while maintaining the total volume hedged.  As a result, approximately 80% of the Company’s targeted 2018 through 2020 natural gas production is hedged at $3.43 per MMBtu, or approximately 16% above current NYMEX strip pricing.  After deducting approximately $750 million of proceeds from the $2.0 billion mark-to-market value as of June 30, 2017, Antero Resources has 3.1 Tcfe hedged through 2023 with a pro forma value of approximately $1.3 billion.

The following graph summarizes Antero’s pro forma natural gas hedge position as of June 30, 2017:

(1)     NYMEX strip pricing as of 9/19/2017

The following table summarizes Antero’s pro forma natural gas hedge position as of June 30, 2017:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)

3Q 2017:
NYMEX Henry Hub	1,370,000	$3.33
CGTLA	420,000	$4.20
Chicago	70,000	$4.45

4Q 2017:
NYMEX Henry Hub	1,370,000	$3.46
CGTLA	420,000	$4.37
Chicago	70,000	$4.68
2H 2017 Total	1,860,000	$3.64

2018 NYMEX Henry Hub	2,002,500	$3.50
2019 NYMEX Henry Hub	2,330,000	$3.50
2020 NYMEX Henry Hub	1,417,500	$3.25
2021 NYMEX Henry Hub	710,000	$3.00
2022 NYMEX Henry Hub	850,000	$3.00
2023 NYMEX Henry Hub	90,000	$2.91

Adjusted EBITDAX is a non-GAAP financial measure that the Company defines as net income including noncontrolling interest after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.  However, Antero Resource’s management team believes adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero Resources’ operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its Board of Directors, as a basis for strategic planning and forecasting.  Adjusted EBITDAX is also used by our Board of Directors as a performance measure in determining executive compensation.  Adjusted EBITDAX, as defined by our credit facility, is used by our lenders pursuant to covenants under our revolving credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating adjusted EBITDAX reported by different companies.  The following tables represent a reconciliation of the Company’s net income including noncontrolling interest to adjusted EBITDAX.

Twelve months ended
June 30,
2017

Net Income including noncontrolling interest	$160,915
Commodity derivative gains	(414,945)
Net cash receipts on settled derivative instruments	462,149
Gain on sale of assets	(97,635)
Interest expense	262,925
Loss on early extinguishment of debt	16,956
Income tax expense	25,468
Depreciation, depletion, amortization and accretion	827,381
Impairment of unproved properties	169,563
Exploration expense	8,650
Equity-based compensation expense	105,613
Equity in earnings of unconsolidated affiliates	(5,855)
Distributions from unconsolidated affiliates	13,522
State franchise taxes	11
Total Adjusted EBITDAX	$1,534,718

“Standalone E&P Adjusted EBITDAX” is also used by our management team for various purposes, including as a measure of operating performance of our exploration and production and marketing segments and as a basis for strategic planning and forecasting.  Standalone E&P Adjusted EBITDAX is a non-GAAP financial measure that we define as operating income or loss before derivative fair value gains or losses from exploration and production and marketing (excluding net cash receipts or payments on derivative instruments included in derivative fair value gains or losses), impairment, depletion, depreciation, amortization, and accretion, exploration expense, franchise taxes, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, and gain or loss on changes in the fair value of contingent acquisition consideration.  Standalone E&P Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units.  Operating income or loss represents net income or loss, including noncontrolling interests, before interest expense and interest income, income taxes, and equity in earnings of unconsolidated affiliates.  Operating income is the most directly comparable GAAP financial measure to Standalone E&P Adjusted EBITDAX because we do not account for income tax expense or interest expense on a segment basis.

The following table reconciles operating income to total Adjusted EBITDAX on a standalone E&P basis. Standalone E&P basis includes operations from both the exploration and production segment and marketing segment (in thousands):

Twelve months ended
June 30,
2017

Standalone E&P operating income	$315,172
Commodity derivative gains	(414,945)
Net cash receipts on settled derivatives instruments	462,149
Depreciation, depletion, amortization and accretion	716,516
Impairment of unproved properties	169,563
Exploration expense	8,650
Change in fair value of contingent acquisition consideration	(16,748)
Equity-based compensation expense	79,093
Gain on sale of assets	(93,776)
State franchise taxes	11
Distributions from limited partner interest in Antero Midstream	119,213
Standalone E&P Adjusted EBITDAX	$1,344,898

The following table reconciles total debt to net debt on a consolidated basis and a standalone E&P basis (in thousands):

	June 30,	Pro Forma June 30,
	2017	2017

AR Bank credit facility	$930,000	$—
AM Bank credit facility	305,000	305,000
5.375% AR senior notes due 2021	1,000,000	1,000,000
5.125% AR senior notes due 2022	1,100,000	1,100,000
5.625% AR senior notes due 2023	750,000	750,000
5.375% AM senior notes due 2024	650,000	650,000
5.000% AR senior notes due 2025	600,000	600,000
AR Net unamortized premium	1,655	1,655
AR Net unamortized debt issuance costs	(35,131)	(35,131)
AM Net unamortized debt issuance costs	(9,551)	(9,551)
Consolidated total debt	$5,291,973	$4,361,973
Less: AR Cash and cash equivalents	22,657	153,657
Less: AM Cash and cash equivalents	17,533	17,533
Consolidated net debt	$5,251,783	$4,190,783

Standalone E&P net debt	$4,323,867	$3,262,867

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero Resource’s control. All statements, other than historical facts included in this release, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Nothing in this release is intended to constitute guidance with respect to Antero Midstream Partners LP.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero Resource’s Annual Report on Form 10-K for the year ended December 31, 2016.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.